News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000

Contacts: Investors: Paul Blalock (703) 433-4300 Media: Audrey Schaefer (240) 876-1588

Nextel Reports Second Quarter 2001 Results

– Record Domestic Operating Cash Flow $483 million
– Global Proportionate Subscriber Base Reaches 8.95 Million –
– Wireless Web Customers Are Approximately 1.5 Million –

RESTON, Va. – July 24, 2001 – Nextel Communications, Inc. (NASDAQ: NXTL), today announced consolidated financial results for the second quarter of 2001 including operating revenues of $1.88 billion and the addition of approximately 658,600 global proportionate subscribers. Nextel finished the quarter with approximately 8.95 million global proportionate subscribers.

In the second quarter of 2001, Nextel’s domestic operations produced a record $483 million in operating cash flow (earnings before interest, taxes, depreciation and amortization), a 50% improvement over the domestic operating cash flow of $323 million for same period in 2000, before a one-time restructuring charge. Operating cash flow from consolidated operations was $450 million in the second quarter, a 55% improvement over the $290 million in consolidated operating cash flow for the second quarter 2000. The second quarter operating cash flow results are prior to a $22 million one-time restructuring charge related to the previously announced reduction in Nextel’s domestic workforce.

“Nextel continues to take more than our fair share of industry growth while also driving the highest subscriber quality among the national carriers,” said Tim Donahue, Nextel’s president and CEO. “Our efforts towards cost reductions and acquiring the right mix of customers are paying off and our second quarter results prove it. I am confident that our innovative products and services will differentiate Nextel and continue to attract and retain the best customers in the wireless industry.”

Consolidated revenue for the second quarter of 2001 grew by 38% to $1.88 billion compared with $1.37 billion generated during the second quarter of 2000. Domestic revenue was $1.72 billion for the quarter, a 33% increase over last year’s second quarter revenue of $1.30 billion. Nextel’s average monthly service revenue per domestic subscriber unit remains higher than any other national wireless carrier at approximately $72 in the second quarter.

Nextel’s domestic operations added approximately 485,900 new subscribers during the quarter, and Nextel International added approximately 150,900 proportionate subscribers. At the end of the second quarter, Nextel had 8.95 million global proportionate subscribers, comprised of 7.68 million domestic subscribers, 1.15 million proportionate international subscribers and an estimated 115,400 proportionate subscribers from Nextel Partners, Inc. (NASDAQ: NXTP).

The consolidated loss attributable to common stockholders was $359 million or $0.47 per share during the second quarter of 2001 excluding the $22 million or approximately $0.03 per share one-time restructuring charge and $45 million or approximately $0.06 per share related to foreign currency transaction losses.

Domestic capital expenditures were $616 million in the second quarter of 2001, a decrease of 4% from $640 million in the first quarter of 2001 and a decrease of 10% from $686 million of capital expenditures in the second quarter of 2000. Nextel added approximately 600 domestic cell sites during the second quarter, ending the quarter with approximately 14,000 cell sites in service.

“During the second quarter, Nextel was able to achieve quality subscriber growth and increase operating cash flow profitability in its domestic operations,” said John Brittain, Nextel’s CFO. “Our programs targeted at attracting the right mix of customers and lowering customer acquisition costs resulted in increased cash flow profits and higher customer retention rates during the second quarter. When compared to the first quarter 2001, second quarter domestic operating cash flow increased $130 million or 37% to a record $483 million on an increase in revenues of $119 million or 7% to $1.72 billion for the quarter. With significant growth potential before us, continued focus on higher cash flow profitability and over $6 billion in available liquidity, we are well positioned to take advantage of the tremendous opportunities we see in wireless.”

Total domestic system minutes of use on the Nextel National Network increased 69% when compared with the same period in 2000 to approximately 12.9 billion total system minutes of use. During the second quarter, approximately 30.2 million Internet text messages were sent on the Nextel National Network, representing a 106% increase over last year’s second quarter Internet text messages. Nextel ended the second quarter with approximately 6.1 million Internet-ready handsets in service (approximately 79% of Nextel’s domestic subscribers) and 1.5 million data subscribers (approximately 19% of Nextel’s domestic subscribers).

Nextel International

“Nextel International handled the challenges in its markets well during the quarter,” said Steve Shindler, CEO of Nextel International. “We were able to continue our aggressive subscriber growth, keep our average monthly service revenue per subscriber unit stable and keep our operating cash flow loss in check, even in the face of declining currencies and economic downturn in some of our major markets. Maintaining these metrics despite these external challenges gives me even greater confidence in our growth and profitability targets as we look forward to better economic conditions in our markets.”

Nextel International grew proportionate digital subscribers by approximately 150,900 during the second quarter, resulting in approximately 1.15 million proportionate subscribers at quarter’s end (after adjusting the base to reflect a write-down of approximately 39,000 subscribers in Brazil), a 99% increase from the subscriber totals one year ago. International revenues for the second quarter 2001 grew to $161 million, a 133% increase over the same period in 2000. Operating cash flow loss from International operations was $33 million, level with the loss in last year’s second quarter.

During the quarter, Nextel International introduced wireless packet data services in its Mexico and Brazil markets and expects to introduce data service in Peru during the third quarter to complete the data rollout in its Latin American markets. Capital expenditures for Nextel International during the second quarter were $163 million. The company added 165 cell sites during the quarter, bringing the total number of sites in Nextel International’s managed markets to approximately 1,735.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel and Nextel International’s actual future experience involving any one or more of such matters and subject areas. Nextel and Nextel International have attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel’s and/or Nextel International’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel and Nextel International’s reports filed with the SEC, including Nextel and Nextel International’s annual reports on Form 10-K for the year ended December 31, 2000. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

Nextel Communications, Inc., based in Reston, VA, is a leading provider of all-digital, fully integrated wireless communication services in the United States covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 188 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners’ service is available today in areas of the U.S. where approximately 220 million people live or work. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging, wireless Internet access and Nextel Direct Connectsm – a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Chile and Japan. Please visit our website at http://www.nextel.com.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Data
(in millions, except per share data)
Unaudited

	For the six months ended		For the three months ended

	June 30,		June 30,

	2001	2000	2001	2000

Operating revenues	$3,623	$2,540	$1,881	$1,365

Operating expenses

Cost of revenues	1,382	962	684	526

Selling, general and administrative	1,473	1,060	747	549

EBITDA before restructuring charge (1)	768	518	450	290

Restructuring charge	22	—	22	—

Depreciation and amortization	821	583	427	303

Operating (loss) income	(75)	(65)	1	(13)

Interest expense	(717)	(579)	(359)	(301)

Interest income	135	187	56	104

Equity in losses of unconsolidated affiliates	(45)	(71)	(24)	(36)

Foreign currency transaction (losses) gains, net	(55)	6	(45)	(6)

Other, net	(11)	(14)	(11)	3

Loss before income tax benefit and extraordinary item	(768)	(536)	(382)	(249)

Income tax benefit	27	16	13	8

Loss before extraordinary item	(741)	(520)	(369)	(241)

Extraordinary item — loss on early retirement of debt, net of income tax	—	(104)	—	—

Net loss	(741)	(624)	(369)	(241)

Mandatorily redeemable preferred stock dividends	(113)	(103)	(57)	(51)

Loss attributable to common stockholders	$(854)	$(727)	$(426)	$(292)

Loss per share attributable to common stockholders, basic and diluted

Loss before extraordinary item attributable to common stockholders	$(1.12)	$(0.83)	$(0.56)	$(0.38)

Extraordinary item	—	(0.14)	—	—

	$(1.12)	$(0.97)	$(0.56)	$(0.38)

Weighted average number of common shares outstanding	765	751	765	760

Selected Consolidated Balance Sheet and Handset Data
(in millions, except handset data)

	June 30,	December 31,
	2001	2000

Cash, cash equivalents and short-term investments, including restricted portion of $224 and $474	$4,736	$4,674

Property, plant and equipment, net	9,792	8,791

Intangible assets, net	6,501	5,982

Total assets	24,152	22,686

Long-term debt, including current portion	16,266	13,797

Capital lease and finance obligations, including current portion	1,016	934

Mandatorily redeemable preferred stock	1,994	1,881

Total stockholders’ equity	1,024	2,028

Digital handsets in service (in thousands) Domestic	7,684	6,678

Global proportionate	8,950	7,634

	Three Months Ended

	June 30,	March 31,
	2001	2001

Consolidated capital expenditures, excluding capitalized interest and capitalized lease obligations	$779	$845

(1)	EBITDA before restructuring charge represents earnings before restructuring charge, interest, income tax benefit, depreciation, amortization and other.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Data
(in millions, except per share data)
Unaudited

	For the six months ended		For the three months ended
	June 30,		June 30,

	2001	2000	2001	2000

Operating revenues	$300	$121	$161	$69

Operating expenses

Cost of revenues	155	68	84	37

Selling, general and administrative	212	120	110	65

EBITDA (1)	(67)	(67)	(33)	(33)

Depreciation and amortization	114	65	58	32

Operating loss	(181)	(132)	(91)	(65)

Interest expense	(147)	(107)	(75)	(55)

Interest income	8	5	3	5

Equity in losses of unconsolidated affiliates	—	(17)	—	(10)

Foreign currency transaction (losses) gains, net	(55)	6	(45)	(6)

Other, net	(6)	4	(6)	1

Loss before income tax benefit	(381)	(241)	(214)	(130)

Income tax benefit	—	—	—	—

Net loss	(381)	(241)	(214)	(130)

Accretion of Nextel International series A redeemable preferred stock to liquidation preference value	—	(61)	—	(61)

Loss attributable to Nextel International common stockholders	$(381)	$(302)	$(214)	$(191)

Loss per share attributable to Nextel International common stockholders, basic and diluted	$(1.41)	$(1.34)	$(0.79)	$(0.83)

Weighted average number of Nextel International common shares outstanding	271	226	271	231

Selected Consolidated Balance Sheet and Handset Data
(in millions, except handset data)

	June 30,	December 31,
	2001	2000

Cash and cash equivalents, including restricted portion of $40 and $37	$224	$474

Property, plant and equipment, net	1,303	1,070

Intangible assets, net	911	978

Total assets	3,101	3,193

Long-term debt, including current portion	2,589	2,519

Total stockholders’ (deficit) equity	(169)	82

Proportionate international digital handsets in service (in thousands)	1,150	882

	Three Months Ended

	June 30,	March 31,
	2001	2001

International capital expenditures, excluding capitalized interest	$163	$205

(1)	EBITDA consists of losses before interest, income tax benefit, depreciation, amortization and other.

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